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                                 EXHIBIT 11.2


               NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES

               CALCULATION OF FULLY DILUTED EARNINGS PER SHARE
               (Amounts in thousands, except per share amounts)



                                                                 Year Ended
                                          ---------------------------------------------------------
                                           1993        1992        1991         1990         1989
                                          -------     -------     -------     --------     --------
NET INCOME (LOSS)                         $(9,619)    $   515     $ 5,359     $(14,939)    $(29,341)
  Add back debenture interest,
    debt discount and expense
    amortization, less
    applicable taxes                       3,243       3,111       3,394        2,280        2,280
                                          -------     -------     -------     --------     --------
NET INCOME (LOSS) FOR FULLY
  DILUTED COMPUTATION                     $(6,376)    $ 3,626     $ 8,753     $(12,659)    $(27,061)
                                          =======     =======     =======     ========     ========
COMMON STOCK:
  Shares outstanding from
    beginning of period                    29,968      29,822      29,718       29,596       29,265

  Stock options exercised                      41         136          12            1          271

  Shares purchased for treasury,
    from date of purchase                    (380)         (6)         --           --           (3)

  Assumed exercise of stock options,
    using treasury stock method               226         344         500           15          191

  Shares issued for restricted stock           --          --          --           31           --

  Assumed conversion of subordinated
    debentures, from the latter of
    the beginning of the period or
    the date of issue                       7,300       7,300       6,588        2,300        2,300
                                          -------     -------     -------     --------     --------
  Weighted average number of
    shares outstanding                     37,155      37,596      36,818       31,943       32,024
                                          =======     =======     =======     ========     ========
FULLY DILUTED EARNINGS (LOSS)
  PER SHARE                                 $(.32)      $ .02       $ .18        $(.50)       $(.99)
                                          =======     =======     =======     ========     ========
